J.P. Morgan Institutional Treasury Money Market Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the fund to the extent permitted by applicable law.
2e. To approve the amendment of the fund's investment restriction relating to underwriting.
2f. To approve the amendment of the fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the fund's investment restriction relating to commodities.
2h. To approve the amendment of the fund's investment restriction relating to lending.
2i. To approve the reclassification of the fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the fund's investment objective from fundamental to nonfundamental.
4.  To approve a new investment advisory agreement of the fund.
5.  To amend the Declaration of Trust to provide dollar-based voting rights.
6.  To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

The results of the proxy solicitation on the above matters were as follows:

        Directors/Matter                             Votes for        Votes against   Abstentions

1.    Frederick S. Addy                            2,592,561,591        8,840,251         --
     William G. Burns                              2,592,561,591        8,840,251         --
     Arthur C. Eschenlauer                         2,592,561,591        8,840,251         --
     Matthew Healey                                2,592,561,591        8,840,251         --
     Michael P. Mallardi                           2,592,561,591        8,840,251         --
2.  Amending of Investment Restrictions:
a.  Relating to diversification of assets             37,158,422           0               0
b.  Relating to concentration of assets               37,158,422           0               0
c.  Relating to issuance of senior securities         37,158,422           0               0
d.  Relating to borrowing                             37,158,422           0               0
e.  Relating to underwriting                          37,158,422           0               0
f.  Relating to investment in real estate             37,158,422           0               0
g.  Relating to commodities                           37,158,422           0               0
h.  Relating to lending                               37,158,422           0               0
i.  Reclassification of other restrictions as
nonfundamental                                        37,158,422           0               0
3.  Reclassification of investment objectives            N/A              N/A              N/A
4.  Investment advisory agreement                     37,158,422           0                 0
5.  Dollar-based voting rights                     2,411,567,264        7,638,329  179,591,823
6.  Independent accountants,
     PricewaterhouseCoopers LLP                    2,402,592,025       19,567,729  179,242,087